Eastern Virginia Bankshares Announces Second Quarter 2012 Results

TAPPAHANNOCK, Va., July 20, 2012 /PRNewswire/ -- Eastern Virginia Bankshares (NASDAQ:EVBS) today reported its results of operations for the three and six months ended June 30, 2012.

For the three months ended June 30, 2012, EVBS reported net operating income of $848 thousand, an increase of $625 thousand over the net operating income of $223 thousand reported for the same period of 2011. Net income to common shareholders was $473 thousand, or $0.08 per common share, assuming dilution, compared to a net loss of ($151) thousand or ($0.03) per common share for the same period in 2011. For the six months ended June 30, 2012, EVBS reported net operating income of $1.7 million, an increase of $965 thousand over the net operating income of $697 thousand reported for the same period of 2011. Net income to common shareholders was $912 thousand, or $0.15 per common share, assuming dilution, compared to a net loss of ($51) thousand or ($0.01) per common share for the same period in 2011. The difference between net operating income and net income (loss) to common shareholders is the deduction for the effective dividend to the U.S. Treasury on preferred stock.

For the three months ended June 30, 2012, the following key points were significant factors in our reported results:

  Provision expense for the allowance for loan losses of $1.3 million compared to $1.5 million for the same period in 2011;
  Net charge-offs of $1.5 million to write off uncollectible balances on nonperforming assets;
  Decrease in nonperforming assets by $6.2 million during the second quarter of 2012;
  Gain on the sale of available for sale securities of $832 thousand resulting from adjustments in the composition of the investment portfolio as part of our overall asset/liability management strategy;
  Decrease in net interest income by $766 thousand from the same period in 2011;
  Impairment losses of $292 thousand related to valuation adjustments on other real estate owned;
  Losses of $44 thousand on the sale of other real estate owned;
  Expenses related to FDIC insurance premiums of $587 thousand, compared to $931 thousand for the same period in 2011; and
  Expenses related to collection, repossession and other real estate owned of $350 thousand, compared to $567 thousand for the same period in 2011.

For the six months ended June 30, 2012, the following key points were significant factors in our reported results:

  Provision expense for the allowance for loan losses of $4.2 million compared to $3.5 million for the same period in 2011;
  Net charge-offs of $5.4 million to write off uncollectible balances on nonperforming assets;
  Decrease in nonperforming assets by $15.6 million during the first six months of 2012;
  Gain on the sale of available for sale securities of $3.4 million resulting from adjustments in the composition of the investment portfolio as part of our overall asset/liability management strategy;
  Decrease in net interest income by $1.1 million from the same period in 2011;
  Impairment losses of $907 thousand related to valuation adjustments on other real estate owned;
  Losses of $117 thousand on the sale of other real estate owned;
  Expenses related to FDIC insurance premiums of $1.2 million, compared to $1.4 million for the same period in 2011; and
  Expenses related to collection, repossession and other real estate owned of $655 thousand, compared to $1.0 million for the same period in 2011.

The return on average assets (ROA) and return on average equity (ROE), on an annualized basis, for the three months ended June 30, 2012 were 0.18% and 2.62%, respectively compared to (0.06%) and (0.86%), respectively for the three months ended June 30, 2011. For the six months ended June 30, 2012, on an annualized basis, ROA and ROE were 0.17% and 2.53%, respectively compared to (0.01%) and (0.15%), respectively for the same period of 2011.

In announcing these results, Joe A. Shearin, President and Chief Executive Officer commented "I am very pleased to report the continuation of our improved results for the quarter just ended. Our net operating income increased by over 280% during the second quarter of 2012, as compared to the same period in 2011, and our overall noninterest expenses continued to decline as targeted." Shearin further commented, "As we expected, we had another very successful quarter in the liquidation of troubled assets and improving our overall asset quality. During the second quarter of 2012 we were able to reduce our nonperforming assets by almost 22%, bringing our year to date reduction to a little over 41%. In addition to this, our loans past due 30+ days as a percentage of net loans outstanding fell to a three year low of 2.17%. We are encouraged that these positive trends are reflective of an economic stabilization in the local markets we serve."

Operations Analysis

Net interest income for the three months ended June 30, 2012 was $8.3 million, a decrease of $766 thousand or 8.5% from the $9.1 million for the same period of 2011. This decrease was due to a 32 basis point decrease in the net interest margin (tax equivalent basis) from 3.67% (includes a tax equivalent adjustment of $84 thousand) in the second quarter of 2011, to 3.35% (includes a tax equivalent adjustment of $29 thousand) in the second quarter of 2012. The year over year decline in interest income was primarily driven by the impact of declining loan balances due to weak loan demand, charge-offs and the natural amortization of the portfolio. While the average investment securities balance increased $42.4 million to $263.8 million during the three months ended June 30, 2012, the yield on investment securities declined 132 basis points from 3.42% to 2.10% for the second quarter of 2012. The lower yield resulted from the portfolio restructuring and investing in lower risk, shorter duration investments. As a result, the yield on our average interest-earning assets declined 63 basis points to 4.56% for the three months ended June 30, 2012 as compared to the same period in 2011. The decline in interest income was somewhat offset by a lower cost of funding. Our lower cost of funding was driven by the continuation of our deposit re-pricing strategy, reductions in the level of time deposits, and increased levels of interest-bearing checking, savings and money market savings accounts with lower rates. As a result, the average cost of interest-bearing deposits decreased 42 basis points to 0.95% for the three months ended June 30, 2012 as compared to the same period in 2011.

Net interest income for the six months ended June 30, 2012 was $16.7 million, a decrease of $1.1 million or 6.3% from the $17.9 million for the same period of 2011. The net interest margin (tax equivalent basis) decreased 22 basis points from 3.62% (includes a tax equivalent adjustment of $252 thousand) for the six months ended June 30, 2011 to 3.40% (includes a tax equivalent adjustment of $180 thousand) in the same period of 2012. The tax equivalent yield on average interest-earning assets declined 52 basis points in the six months ended June 30, 2012 compared with the same period of 2011, but was partially offset by a 32 basis point decrease in the cost of interest-bearing liabilities over the same period. Average interest-earning assets were $999.5 million in the six months ended June 30, 2012, which was a decrease of $10.2 million or 1.0% from the same period of 2011. Total average loans were 72.4% of total interest-earning assets in the six months ended June 30, 2012, compared to 76.0% in the six months ended June 30, 2011. This decline was driven by the impact of declining loan balances due to the aforementioned items in the quarterly analysis above and our desire to increase liquidity through the expansion of the investment portfolio.

Noninterest income for the three months ended June 30, 2012 was $2.2 million, an increase of $521 thousand or 31.4% over the same period of 2011. Debit/credit card fees decreased $48 thousand, or 11.7% in the second quarter of 2012, which was primarily attributable to a decrease in debit card income. Other operating income decreased $79 thousand, or 28.4% in the second quarter of 2012, which was driven by lower rental income on OREO properties, lower earnings from our subsidiary EVB Financial Services, Inc. (Investment, Mortgage) and increased write downs of our investments in community and housing development funds. Net gains on the sale of available for sale securities increased $703 thousand to $832 thousand for the three months ended June 30, 2012, up from $129 thousand for the same period in 2011.

Noninterest income for the six months ended June 30, 2012 was $6.1 million, an increase of $2.3 million or 62.3% over the same period of 2011. Service charges and fees on deposit accounts decreased $221 thousand, or 12.4% in the first six months of 2012, which was primarily attributable to a decrease in non-sufficient funds ("NSF") fees. Other operating income decreased $174 thousand, or 26.3% in the first six months of 2012, which was driven by the aforementioned items in the quarterly analysis above. Net gains on the sale of available for sale securities increased $3.0 million to $3.4 million for the six months ended June 30, 2012, up from $322 thousand for the same period of 2011. In addition to the aforementioned items, the six months ended June 30, 2011 includes a $256 thousand gain on the sale of our former Aylett branch office, which was not present during the same period of 2012.

Noninterest expense for the three months ended June 30, 2012 was $8.1 million, a decrease of $985 thousand or 10.8% over noninterest expense of $9.1 million for the three months ended June 30, 2011. Occupancy and equipment expenses decreased $179 thousand, or 12.6% in the second quarter of 2012, due to decreased core IT service contracts and lower depreciation and amortization on equipment and software. FDIC insurance expense decreased $344 thousand, or 36.9% in the second quarter of 2012, due to modifications of the risk-based assessment system and the base assessment rates beginning in the second quarter of 2011. Expenses related to collection, repossession and OREO decreased $217 thousand, or 38.3% in the second quarter of 2012 primarily due to the overall decrease in the carrying balance of OREO and the Company's efforts to focus resources internally to more efficiently manage collection and repossession activities. Other operating expenses decreased $248 thousand, or 12.1% in the second quarter of 2012, primarily due to decreases of $52 thousand or 16.2% in telephone, $107 thousand or 33.5% in consultant fees and $36 thousand or 16.7% in marketing and advertising. For the second quarter of 2012, noninterest expense includes $292 thousand in impairment losses related to valuation adjustments on OREO compared to $77 thousand for the same period in 2011. In addition, noninterest expense for the three months ended June 30, 2012 includes losses on the sale of OREO of $44 thousand compared to $48 thousand for the same period of 2011.

Noninterest expense for the six months ended June 30, 2012 was $16.7 million, a decrease of $934 thousand or 5.3% over noninterest expense of $17.6 million for the six months ended June 30, 2011. FDIC insurance expense decreased $253 thousand, or 17.7% in the six months ended June 30, 2012 due to the aforementioned items as described in the quarterly analysis above. Expenses related to collection, repossession and OREO decreased $365 thousand, or 35.8% in the six months ended June 30, 2012 primarily due to the overall decrease in the carrying balance of OREO. Other operating expenses decreased $297 thousand, or 7.6% for the six months ended June 30, 2012, primarily due to a decrease of $207 thousand or 34.9% in consultant fees. For the six months ended June 30, 2012, noninterest expense includes $907 thousand in impairment losses related to valuation adjustments on OREO compared to $229 thousand for the same period in 2011. In addition, noninterest expense for the six months ended June 30, 2012 includes losses on the sale of OREO of $117 thousand compared to $295 thousand for the same period of 2011.

Balance Sheet and Asset Quality

Total assets decreased $698 thousand or 0.1% between June 30, 2011 and June 30, 2012, and are down $9.3 million from March 31, 2012. Between June 30, 2011 and June 30, 2012, investment securities increased $37.8 million or 17.4% to $254.7 million, and are down $79 thousand from March 31, 2012. Loans, net of unearned income decreased $37.6 million or 5.0% from June 30, 2011 to $714.8 million at June 30, 2012, and are down $6.3 million from $721.2 million as of March 31, 2012. Total deposits decreased $2.4 million or 0.3% from June 30, 2011 to $832.1 million at June 30, 2012, and are down $11.6 million from $843.7 million as of March 31, 2012. Year to date average investment securities were $245.8 million as of June 30, 2012, an increase of $27.3 million or 12.5% compared to the same period in 2011. Year to date average loans were $724.0 million as of June 30, 2012, a decrease of $43.4 million or 5.7% compared to the same period in 2011. Year to date average total deposits were $833.9 million as of June 30, 2012, a decrease of $19.2 million or 2.3% compared to the same period in 2011.

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans and increase our allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three and six months ended June 30, 2012 and 2011.

	Three months ended		Six months ended
(dollars in thousands)	June 30,		June 30,
	2012	2011	2012	2011
Net charge-offs	$ 1,534	$ 1,075	$ 5,395	$ 2,035
Net charge-offs to average loans	0.86%	0.57%	1.50%	0.53%

The following table depicts the level of the allowance for loan losses for the periods presented.

(dollars in thousands)	June 30,	December 31,	June 30,
	2012	2011	2011
Allowance for loan losses	$ 22,866	$ 24,102	$ 26,753
Allowance for loan losses to period end loans	3.20%	3.28%	3.56%
Allowance for loan losses to nonaccrual loans	156.51%	79.56%	116.97%
Allowance for loan losses to nonperforming loans	152.99%	79.12%	108.77%

The following table depicts the level of nonperforming assets for the periods presented.

(dollars in thousands)	June 30,	December 31,	June 30,
	2012	2011	2011
Nonaccrual loans	$14,609	$ 30,293	$22,871
Loans past due 90 days and accruing interest	336	168	1,724
Total nonperforming loans	$14,945	$ 30,461	$24,595
Other real estate owned ("OREO")	7,226	7,326	10,980
Total nonperforming assets	$22,171	$ 37,787	$35,575

Nonperforming assets to total loans and OREO	3.07%	5.09%	4.66%

The following tables present the change in the balances of OREO and nonaccrual loans for the six months ended June 30, 2012.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2011	$ 7,326	Balance at December 31, 2011	$ 30,293
Transfers from loans	2,885	Loans returned to accrual status	(6,681)
Capitalized costs	-	Net principal curtailments	(6,561)
Sales proceeds	(1,961)	Charge-offs	(5,363)
Impairment losses on valuation adjustments	(907)	Loan collateral moved to OREO	(2,885)
Loss on disposition	(117)	Loans placed on nonaccrual during period	5,806
Balance at June 30, 2012	$ 7,226	Balance at June 30, 2012	$ 14,609

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs for the periods presented.

	June 30,	December 31,	June 30,
(dollars in thousands)	2012	2011	2011

Performing TDRs	$ 4,332	$ 5,517	$ 7,896
Nonperforming TDRs*	9,349	13,378	8,846
Total TDRs	$ 13,681	$ 18,895	$ 16,742

*Included in nonaccrual loans.

Forward-Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the payment of dividends or the ability to realize deferred tax assets; (iii) statements of future economic performance; (iv) statements regarding the impact of the Written Agreement on our financial condition, operations and capital strategies, including strategies related to payment of dividends on the Company's outstanding common and preferred stock and to payment of interest on the Company's outstanding Junior Subordinated Debentures related to the Company's trust preferred debt; (v) statements regarding the adequacy of the allowance for loan losses; (vi) statements regarding the effect of future sales of foreclosed properties; (vii) statements regarding the Company's liquidity; (viii) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; and (ix) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  our ability to assess, manage and improve our asset quality;
  the strength of the economy in our target market area, as well as general economic, market, or business factors;
  changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;
  the impact of government intervention in the banking business;
  an insufficient allowance for loan losses;
  our ability to meet the capital expectations of our regulatory agencies;
  adverse reactions in financial markets related to the budget deficit of the United States government;
  changes in laws, regulations and the policies of federal or state regulators and agencies;
  changes in the interest rates affecting our deposits and our loans;
  the loss of any of our key employees;
  changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;
  our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  our ability to maintain internal control over financial reporting;
  our ability to raise capital as needed by our business;
  our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;
  our ability to comply with the Written Agreement, which requires us to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities;
  possible changes to our Board of Directors, including in connection with deferred dividends on our Capital Purchase Program preferred stock; and
  other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Selected Financial Information	Three months ended		Six months ended
(dollars in thousands, except per share data)	June 30,		June 30,
Statement of Operations	2012	2011	2012	2011
Interest and dividend income	$ 11,276	$ 12,860	$ 22,830	$ 25,558
Interest expense	2,985	3,803	6,089	7,693
Net interest income	8,291	9,057	16,741	17,865
Provision for loan losses	1,258	1,500	4,158	3,500
Net interest income after provision for loan losses	7,033	7,557	12,583	14,365

Service charges and fees on deposit accounts	790	845	1,559	1,780
Other operating income	199	278	487	661
Debit/credit card fees	361	409	680	733
Gain on sale of available for sale securities, net	832	129	3,363	322
Gain on sale of bank premises and equipment	-	-	-	256
Noninterest income	2,182	1,661	6,089	3,752

Salaries and employee benefits	3,814	4,022	7,714	8,112
Occupancy and equipment	1,240	1,419	2,511	2,632
FDIC expense	587	931	1,175	1,428
Collection, repossession and other real estate owned	350	567	655	1,020
Loss on sale of other real estate owned	44	48	117	295
Impairment losses on other real estate owned	292	77	907	229
Other operating expenses	1,797	2,045	3,596	3,893
Noninterest expenses	8,124	9,109	16,675	17,609

Income before income taxes	1,091	109	1,997	508
Income tax expense (benefit)	243	(114)	335	(189)
Net income	$ 848	$ 223	$ 1,662	$ 697
Less: Effective dividend on preferred stock	375	374	750	748
Net income (loss) available to common shareholders	$ 473	$ (151)	$ 912	$ (51)
Income (loss) per common share: basic	$ 0.08	$ (0.03)	$ 0.15	$ (0.01)
diluted	$ 0.08	$ (0.03)	$ 0.15	$ (0.01)
Selected Ratios
Return on average assets	0.18%	-0.06%	0.17%	-0.01%
Return on average common equity	2.62%	-0.86%	2.53%	-0.15%
Net interest margin (tax equivalent basis)	3.35%	3.67%	3.40%	3.62%
Period End Balances
Loans, net of unearned income	$ 714,827	$ 752,467	$ 714,827	$ 752,467
Total assets	1,066,460	1,067,158	1,066,460	1,067,158
Total deposits	832,112	834,485	832,112	834,485
Total borrowings	130,832	132,433	130,832	132,433
Total capital	96,930	96,088	96,930	96,088
Shareholders' equity	72,930	72,088	72,930	72,088
Book value per common share	12.11	12.04	12.11	12.04
Average Balances
Loans, net of unearned income	$ 717,860	763,261	$ 724,009	$ 767,450
Total earning assets	997,736	999,928	999,515	1,009,755
Total assets	1,065,662	1,073,688	1,067,824	1,084,766
Total deposits	831,425	842,031	833,935	853,177
Total borrowings	131,017	133,543	130,806	134,489
Total capital	96,547	94,033	96,527	92,844
Shareholders' equity	72,547	70,033	72,527	68,844
Asset Quality at Period End
Allowance for loan losses	22,866	$ 26,753	$ 22,866	$ 26,753
Nonperforming assets	22,171	35,575	22,171	35,575
Net charge-offs	1,534	1,075	5,395	2,035
Net charge-offs to average loans	0.86%	0.57%	1.50%	0.53%
Allowance for loan losses to period end loans	3.20%	3.56%	3.20%	3.56%
Allowance for loan losses to nonaccrual loans	156.51%	116.97%	156.51%	116.97%
Nonperforming assets to total assets	2.08%	3.33%	2.08%	3.33%
Nonperforming assets to total loans and other real estate owned	3.07%	4.66%	3.07%	4.66%
Other Information
Number of shares outstanding - period end	6,063,545	6,003,488	6,063,545	6,003,488
Average shares outstanding - basic	6,035,393	6,000,821	6,032,217	5,998,377
Average shares outstanding - diluted	6,035,393	6,000,821	6,032,217	5,998,377

Contact: Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047